EXHIBIT R(3)

CONSENT

I hereby consent to the use of my Certificate dated August 19, 2009 in the Prospectus included in the Registration Statement or amendment thereto filed by Queensland Treasury Corporation and the Treasurer on behalf of the Government of Queensland with the United States Securities and Exchange Commission.

By:	/s/ Stephen Rochester
Stephen R. Rochester Chief Executive Queensland Treasury Corporation

Date: December 7, 2009